Exhibit 99.1

Ambient Water Announces Sales of Atmospheric Water Generators in Mexico and Peru

Company received orders for its residential water production units; continues to pursue additional sales opportunities for its bulk commercial units through its sales and distribution networks within each country

SPOKANE, WA – December 1, 2016 – Ambient Water (OTCPink: AWGI), a leading innovator of atmospheric water generation systems for extracting water from humidity in the air, today announced it has fulfilled sales orders for its residential atmospheric water generation units in both Peru and Mexico. Ambient Water announced MOUs for exclusive distribution in both countries earlier this year.

The fulfilled sales orders were for Ambient Water’s residential unit, the AW2500, which can produce up to five gallons of clean, drinkable water per day solely from the humidity that already exists in the air. The units will be used throughout small businesses in both Mexico and Peru, where drought has been rampant over the last year. Due to positive feedback from its networks in each country, Ambient Water anticipates follow-on orders in the near future, including possible orders of the AW 800 which it recently demonstrated in Houston, Texas.

“We are excited to announce sales in both Mexico and Peru for our AW2500 generators. We have had many positive conversations with business and governmental leaders and anticipate additional purchases of our commercial units in the near future,” said Keith White, Founder and CEO, Ambient Water. “This is an important step forward for the Company as we seek to generate revenue by providing our industry-leading technology to areas ravaged by drought, and we are confident that we are well positioned to build upon this recent success.”

These sales come during a time of great interest in the Company’s technology, as well as the atmospheric water generation industry as a whole. A recent report states that the market for atmospheric water generators is projected to reach $4.74B by 2024, highlighted by increased commercial installations to combat drought in water scarce regions, including Mexico and Peru.

Ambient Water’s patented atmospheric water generation technology literally makes water out of thin air, transforming humidity into an abundant source of clean water near the point of use. With multiple systems already commercially available or in development, the Company’s technology produces clean and fresh water for a host of commercial industries, including oil and gas exploration and farming, while also providing fresh drinking water for homes, offices, and communities.

About Ambient Water Corp.

Ambient Water pioneered atmospheric water generation technology for extracting water from humidity in the air. Drawing from the renewable ocean of water vapor in the air that we breathe, the Company’s patented technology cost-effectively transforms humidity into an abundant source of clean water near the point of use. The scalable and modular systems can be configured for a number of water-sensitive applications ranging from oil and gas exploration to vertical farming. The systems can also be configured to produce high quality drinking water for homes, offices, and communities. For a thirsty planet on the verge of a water crisis, Ambient Water makes clean water out of thin air. To learn more about Ambient Water, visit our website at http://www.AmbientWater.com.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products, and prospects for sales, failure to commercialize our technology, failure of technology to perform as expected, failure to earn profit or revenue, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently and other factors detailed in reports filed by the Company.

Press Contact:
Matthew Bretzius
FischTank Marketing and PR
matt@FischTankPR.com